Exhibit 5.1 Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

February 27, 2025

AppLovin Corporation
1100 Page Mill Road
Palo Alto, California 94304
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by AppLovin Corporation, a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 20,402,504 shares of Class A common stock, par value $0.00003 per share (the “Shares”), consisting of: (i) 17,002,087 shares of Class A common stock reserved for issuance under the 2021 Equity Incentive Plan (the “2021 Plan”), and (ii) 3,400,417 shares of Class A common stock reserved for issuance under the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2021 Plan, the “Plans”).

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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